Exhibit 3.9

ARTICLES OF INCORPORATION

OF

IOC BLACK HAWK COUNTY, INC

TO THE SECRETARY OP STATE OF THE STATE OF IOWA:

Pursuant to Section 202 of the Iowa Business Corporation Act, the undersigned, acting as incorporator(s) of a corporation, adopts the following articles of incorporation for the corporation:

1.                                       The name of the corporation is IOC Black Hawk County, Inc.

2.                                       The number of shares the corporation is authorized to issue is 100,000 of one class without par value.

3.                                       The street address of the corporation’s initial registered office in Iowa and the name of its initial registered agent at that office is:

Curtin E. Beason

220 N Main, Ste. 600

Davenport, IA  52801

4.                                       The name and address of the incorporator is as follows:

Joseph C. Judge

Lane & Waterman

220 N Main, Ste. 600

Davenport, IA  52801

5.                                       A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for any action taken, or for any failure to take any action, as a director, except for liability for any of the following:  (i) for the amount of any financial benefit received by a director to which the director is not entitled, (ii) for an intentional infliction of harm on the corporation or its shareholders, (iii) for a violation under Section 833 of the Iowa Business Corporation Act, or (iv) for any intentional violation of criminal law.  No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.  The directors of this corporation have agreed to serve as directors in reliance upon the provisions of this Article.

6.                                       The corporation shall be obligated to indemnify a director for liability, as defined in subsection 5 of section 850 or the Iowa Business Corporation Act, from any person for any action taken, or failure to take any action, as a director, except liability for any of the following:  (i) receipt of a financial benefit to which the person is not entitled, (ii) an intentional infliction of harm on the corporation or its shareholders, (iii) a violation of Section 833 of the Iowa Business Corporation Act, or (iv) an intentional violation of criminal law.

7.                                       The effective date and time of these Articles of Incorporation is upon filing with the Iowa Secretary of State.

Dated this 19th day of September, 2003.

/s/ Joseph C. Judge
Joseph C. Judge, Incorporator